EXHIBIT 99.2

SUMMIT BANK CORPORATION (Nasdaq: SBGA)	Contact: Pin Pin Chau
FOR IMMEDIATE RELEASE	pchau@summitbk.com
770-454-0400

SUMMIT BANK CORPORATION CFO RESIGNS TO LEAD NEW BANK IN ORGANIZATION

January 25, 2005 - (Atlanta) - Summit Bank Corporation (SBGA) announced today that Gary K. McClung has resigned his position as Executive Vice President and Chief Financial Officer of the company and the banking subsidiary, The Summit National Bank, effective February 28, 2005 to become Chief Executive Officer of an organizing bank in the Atlanta area.

Chief Executive Officer, Pin Pin Chau, said "We deeply appreciate Gary's contribution to Summit for the past twelve years as we built the organization from under $100 million to over half a billion dollars.  The fact that he has been tapped as CEO of a new organizing bank speaks to the quality of Summit people.  We wish him continued success as he pursues his new venture.  We will immediately begin a search for his replacement and take this opportunity to realign the organization for continued strengthening of our infrastructure for growth."

Summit Bank Corporation's banking subsidiary, The Summit National Bank, is a $540 million community bank based in Atlanta with five offices in the metropolitan area, two offices in the South San Francisco Bay California area and also a representative office in Shanghai, China.  Summit specializes in providing banking services to the small business and international trade finance markets.